Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-222993) on Form S-8 of Universal Insurance Holdings, Inc.of our report dated June 26, 2024, appearing in the annual report on Form 11-K of Universal Property & Casualty 401(k) Profit Sharing Plan for the year ended December 31, 2023.

/s/ Plante & Moran, PLLC
Chicago, Illinois
June 26, 2024